Exhibit 99.1

PRESS RELEASE

For release:	February 26, 2015

Contact:	Media
Stephen Ries
Senior Corporate Counsel
(610) 668-3270
sries@global-indemnity.com

Global Indemnity plc Reports 2014 Financial Results.

Dublin, Ireland (February 26, 2015) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the year ended December 31, 2014 of $62.9 million or $2.48 per share. As of December 31st, book value per share was $35.86, an increase of 3.5% compared to book value per share of $34.65 at December 31, 2013.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Twelve Months Ended December 31,			As of December 31,
	2014	2013		2014	2013
Gross Premiums Written	$291.3	$290.7	Book value per share	$35.86	$34.65
Net Premiums Written	$273.2	$272.0	Shareholders’ equity	$908.3	$873.3
			Cash and invested assets (1)	$1,611.8	$1,568.1
Net income	$62.9	$61.7
Net income per share	$2.48	$2.45	(1) Including receivable/(payable) for securities sold/(purchased)

Operating income	$43.2	$40.5
Operating income per share	$1.71	$1.61

Combined ratio analysis:
Loss ratio	51.2	53.5
Expense ratio	40.8	42.5

Combined ratio	92.0	96.0

Cynthia Y. Valko, Chief Executive Officer, commented: “I am pleased with our final results for 2014. Global Indemnity had excellent underwriting results turning in a calendar year combined ratio of 92.0%. Gross premiums written were up 5.9% over 2013, excluding commercial auto. However, the current low yield environment continues to constrain investment and net income. Global Indemnity’s portfolio is primarily comprised of high quality, short and mid-term duration fixed income assets. As a result, it is imperative we continue to focus on quality underwriting and pricing while managing expenses.

I am also very excited about the January 1, 2015 acquisition of American Reliable. We had been searching for the appropriate opportunity for some time, and the addition of American Reliable appears to be the right complement to the Global Indemnity family of companies. American Reliable is a specialty provider of personal lines and agricultural insurance, including equine, farm, & ranch, that expands the number of products that we provide. In 2014, American Reliable wrote $266 million of business. When combined with Global Indemnity’s US Insurance Operations, domestic writings are expected to more than double in 2015. On the acquisition date, combined cash and invested assets of Global Indemnity increased by $134 million, net of the amount paid to acquire American Reliable. Integration efforts are going well and we expect to realize the related synergies of the combined companies during 2015.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Teleconference and Webcast for Interested Parties

Cynthia Valko, Chief Executive Officer of Global Indemnity plc, and Thomas McGeehan, Chief Financial Officer of Global Indemnity plc, will conduct a teleconference for interested parties on February 27, 2015 at 8:30 a.m. Eastern Time to discuss 2014 results.

To participate in the teleconference, please telephone (877) 777-1968 (U.S. and Canada) or (612) 332-7516 (International) and you will be greeted by an operator. Please reference Global Indemnity plc Earnings Release Call or the host Cynthia Valko.

The teleconference is being webcast by AT&T and can be accessed at the company’s website at www.globalindemnity.ie. Please access the site at least 15 minutes prior to the teleconference to register, click on the Webcast link, enter Conference ID number 354441 and click GO. Please download and install any necessary software.

The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on February 27, 2015 until 11:59 p.m. February 27, 2016. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 354441.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include, but are not limited to, the risk that there may be difficulties in integrating the businesses of American Reliable, which could result in a failure to realize the potential benefits of the acquisition, the risk that the transaction proves disruptive to the operations of American Reliable or Global Indemnity, the risk that American Reliable’s or Global Indemnity’s prospective insurance premiums, investment yield, or net earnings are less than anticipated (including as a result of unexpected events, competition, costs, charges or outlays whether as a consequence of the transaction or otherwise). The foregoing review of factors that could cause actual financial or operating performance to differ materially from expectations is not exhaustive. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of additional risks and uncertainties which could impact the company and for a more detailed explication regarding forward-looking statements.

[1]	Disseminated pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Global Indemnity plc’s Combined Ratio for the Twelve Months Ended December 31, 2014 and 2013

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Twelve Months Ended December 31,
	2014	2013
Loss Ratio:
Current Accident Year
Excluding Catastrophes	46.4	47.7
Catastrophes	10.9	8.9

Current Accident Year	57.3	56.6
Changes to Prior Accident Year	(6.1)	(3.1)

Loss Ratio – Calendar Year	51.2	53.5
Expense Ratio	40.8	42.5

Combined Ratio	92.0	96.0

For the twelve months ended December 31st, the calendar year loss ratio improved by 2.3 points to 51.2 in 2014 from 53.5 in 2013.

Calendar year results for the twelve months ended December 31, 2014 include a 6.1 point improvement in the loss ratio related to prior accident years, which was primarily driven by lower than excepted severity in the U.S. Insurance Operations professional lines.

For the twelve months ended December 31, 2014, the current accident year loss was 57.3 compared to 56.6 for the same period in 2013. Excluding catastrophes, the current accident year loss ratio improved by 1.3 points, from 47.7 in 2013 to 46.4 in 2014.

•	The current accident year property loss ratio increased 4.2 points to 48.1 in 2014 from 43.9 in 2013. Excluding catastrophes, the current accident year property loss ratio increased by 1.8 points, from 30.3 in 2013 to 32.1 in 2014.

•	The current accident year casualty loss ratio improved by 4.2 points to 76.7 in 2014 from 80.9 in 2013.

For the twelve months ended December 31st, the expense ratio decreased 1.7 points from 42.5 in 2013 to 40.8 in 2014.

The improvement in the expense ratio is primarily due to the growth in earned premium volume in 2014 as well as the impact of the premium deficiency charge of $1.7 million recognized in 2013.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

	Twelve Months Ended December 31,
	Gross Premiums Written		Net Premiums Written
	2014	2013	2014	2013
Insurance Operations	$229,978	$232,373	$212,965	$213,705
Reinsurance Operations	61,275	58,350	60,216	58,279

Total	$291,253	$290,723	$273,181	$271,984

Insurance Operations: For the twelve months ended December 31, 2014, gross premiums written and net premiums written decreased 1.0% and 0.3%, respectively, compared to the same period in 2013. Excluding commercial auto business ($3.2 million and $3.0 million in gross premiums written and net premiums written, respectively, in 2014), gross premiums written and net premiums written increased approximately 6.1% and 7.2%, respectively, compared to the same period in 2013. Growth was primarily realized in small business.

Reinsurance Operations: For the twelve months ended December 31, 2014, gross premiums written and net premiums written increased 5.0% and 3.3%, respectively, compared to the same period in 2013. This increase is mainly due to a change in the Company’s quota share participation on several property treaties as well as several new professional treaties.

###

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013
Gross premiums written	$64,053	$62,754	$291,253	$290,723

Net premiums written	$60,686	$58,130	$273,181	$271,984

Net premiums earned	$66,930	$69,586	$268,519	$248,722
Net investment income	6,333	8,924	28,821	37,209
Net realized investment gains (losses)	(4,366)	17,208	35,860	27,412
Other income	106	5,307	555	5,791

Total revenues	69,003	101,025	333,755	319,134

Net losses and loss adjustment expenses	24,065	30,796	137,561	132,991
Acquisition costs and other underwriting expenses	28,505	28,674	109,619	105,651
Corporate and other operating expenses	4,945	4,170	14,559	11,614
Interest expense	194	230	822	6,169

Income before income taxes	11,294	37,155	71,194	62,709
Income tax expense	230	3,442	8,338	1,019

Net income	$11,064	$33,713	$62,856	$61,690

Weighted average shares outstanding–basic	25,147	25,094	25,132	25,073

Weighted average shares outstanding–diluted	25,353	25,218	25,331	25,174

Net income per share – basic	$0.44	$1.34	$2.50	$2.46

Net income per share – diluted	$0.44	$1.34	$2.48	$2.45

Combined ratio analysis:
Loss ratio	36.0	44.3	51.2	53.5
Expense ratio	42.6	41.2	40.8	42.5

Combined ratio	78.6	85.5	92.0	96.0

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

ASSETS	(Unaudited) December 31, 2014	December 31, 2013
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2014 - $1,272,948 and 2013 - $1,187,685)	$1,283,475	$1,204,364
Equity securities:
Available for sale, at fair value (cost: 2014 - $99,297 and 2013 - $191,425)	122,048	254,070
Other invested assets:
Available for sale securities, at fair value (cost: 2014 - $33,174 and 2013 - $3,065)	33,663	3,489

Total investments	1,439,186	1,461,923

Cash and cash equivalents	172,519	105,492
Premiums receivable, net	56,586	49,888
Reinsurance receivables, net	125,718	197,887
Funds held by ceding insurers	25,176	18,662
Deferred federal income taxes	20,250	4,206
Deferred acquisition costs	25,238	22,177
Intangible assets	17,636	17,990
Goodwill	4,820	4,820
Prepaid reinsurance premiums	4,725	5,199
Receivable for securities sold	60	723
Federal income taxes receivable	3,139	—
Other assets	34,980	22,812

Total assets	$1,930,033	$1,911,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$675,472	$779,466
Unearned premiums	120,815	116,629
Federal income taxes payable	—	1,595
Ceded balances payable	2,800	5,177
Contingent commissions	12,985	12,677
Margin borrowing facility	174,673	100,000
Other liabilities	34,998	22,955

Total liabilities	1,021,743	1,038,499

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,331,577 and 16,200,406 respectively; A ordinary shares outstanding: 13,266,762 and 13,141,035, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	519,590	516,653
Accumulated other comprehensive income, net of taxes	23,384	54,028
Retained earnings	466,717	403,861
A ordinary shares in treasury, at cost: 3,064,815 and 3,059,371 shares, respectively	(101,404)	(101,265)

Total shareholders’ equity	908,290	873,280

Total liabilities and shareholders’ equity	$1,930,033	$1,911,779

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) December 31, 2014	December 31, 2013
Fixed Maturities	$1,283.5	$1,204.4
Cash and cash equivalents	172.5	105.5

Total bonds and cash and cash equivalents	1,456.0	1,309.9
Equities and other invested assets	155.7	257.5

Total cash and invested assets, gross	1,611.7	1,567.4
Receivable for securities sold	0.1	0.7

Total cash and invested assets, net	$1,611.8	$1,568.1

(Unaudited) Twelve Months Ended December 31, 2014 (a)
Net investment income	$28.8

Net realized investment gains	35.9
Net change in unrealized investment gains / losses	(45.9)

Net realized and unrealized investment returns	(10.0)

Total investment return	$18.8

Average total cash and invested assets (b)	$1,590.0

Total investment return %	1.2%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating income	$14,574	$19,132	$43,194	$40,453
Adjustments:
Net realized investment gains (losses), net of tax	(3,510)	11,223	19,662	17,879
Gain on disposition of subsidiary, net of tax	—	3,358	—	3,358

Total after-tax adjustments	(3,510)	14,581	19,662	21,237

Net income	$11,064	$33,713	$62,856	$61,690

Weighted average shares outstanding – basic	25,147	25,094	25,132	25,073

Weighted average shares outstanding – diluted	25,353	25,218	25,331	25,174

Operating income per share – basic	$0.58	$0.76	$1.72	$1.61

Operating income per share – diluted	$0.57	$0.76	$1.71	$1.61

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses) and after-tax gain on disposition of subsidiary. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.